EXHIBIT 99.1

Cash Technologies, Inc.
For Immediate Release

Media Contact:
Ed King
213-745-2000 Ext. 114
eking@cashtech.com

NYSE ALTERNEXT US REQUIRES STOCKHOLDER MEETING

LOS ANGELES – February 20, 2009 – Cash Technologies, Inc. (NYSE Alternext US:TQ) (the “Company”) announced today that on February 18, 2009 it received a letter from NYSE Alternext US (the “Exchange”) notifying the Company that it is not in compliance with Section 704 of the NYSE Alternext US LLC Company Guide in that the Company did not hold an annual meeting of its stockholders during 2008.

The notice specifies that in order to maintain its listing on the Exchange the Company must submit an acceptable plan of compliance by March 10, 2009 advising the Exchange of the Company’s plan to hold its annual meeting by August 11, 2009.  However on February 19, 2009 the Company submitted the requested plan to the Exchange and indicated the Company’s intention to hold the annual meeting on or before May 15, 2009.  The plan is subject to acceptance by the Exchange in its discretion.

The record date and meeting shall be announced as soon as it is set by the Company.

Matters discussed in this release include forward-looking statements within the meaning of the "Safe Harbor" provisions of the PSLRA that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include revenues not reaching expected levels, unexpected competition within the automotive products industry, anticipated improvements in operating costs and net operating margins not being realized,  failure to complete expected financing, risks related to management and labor, activity levels in the securities markets and other risk factors disclosed in Cash Tech's reports to the Securities and Exchange Commission, including its Forms 10-QSB and Forms 10-KSB on file with the SEC.